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EMS TECHNOLOGIES, INC.

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     On March 23, 2011, EMS Technologies, Inc. issued the following news release:

CONTACTS: Jennifer Grigas EMS Media Relations 770.595.2448 (t) grigas.j@ems-t.com

Denise DesChenes / Robin Weinberg Sard Verbinnen & Co 212.687.8080 ems@sardverb.com
EMS TECHNOLOGIES FILES DEFINITIVE PROXY STATEMENT
AND SENDS LETTER TO SHAREHOLDERS
Board Urges Shareholders to Support Company’s Highly Experienced Slate of Directors
ATLANTA — March 23, 2011 — EMS Technologies, Inc. (NASDAQ: ELMG) (“EMS”) today filed with the Securities and Exchange Commission and will mail to its shareholders its definitive proxy statement and the below letter in conjunction with its 2011 Annual Meeting of Shareholders scheduled for May 12, 2011. The letter highlights the steps EMS has taken to create shareholder value and provides perspective on the significant growth opportunities emerging in the mobile connectivity and in-transit visibility markets.
The full text of the letter follows:
March 23, 2011
Dear Fellow Shareholder:
It’s an exciting time at EMS Technologies. We recently announced record 2010 revenues and profits, and we see strong demand and new opportunities for our products and services. We are a leader in our markets, we have an accomplished management team, and we have taken prudent steps on the strategic and operational fronts to fundamentally change our organization, increase efficiency and accelerate growth. In short, EMS has strong momentum. We are well positioned to grow and capitalize on the extraordinary opportunities emerging in the mobile connectivity and in-transit visibility markets, and we expect this will drive very favorable results for the company and its investors in 2011 and beyond.
•	Record Adjusted EBITDA for the fourth quarter of 2010 of $12.2 million and full-year 2010 of $40.3 million, and Adjusted EPS of $0.97 for the full year, all of which exceeded the analysts’ consensus estimates; and

•	Record quarterly sales of $98.1 million for the fourth quarter of 2010 and continued strong positive cash flow, reflecting the demand for our products and services, renewed economic activity in North America, and the growing need for in-transit visibility.
WE HAVE STRONG MOMENTUM AND
WE EXPECT TO BUILD ON IT IN 2011 AND BEYOND
Given our momentum and the confidence we have in our strategic plan, we provided guidance for 2011 in our recent earnings announcement. For the full year 2011, we expect consolidated revenues to be in the range of $385 – $405 million, Adjusted EBITDA to be in the range of $43 – $46 million, Adjusted EPS to be in the range of $1.10 – $1.25 per share, assuming an effective income tax rate of 20%, and net growth in consolidated revenues to be close to 10%. Our 2011 outlook takes into account the seasonality of our business, which typically delivers higher revenue in the second half of the year.

Our 2010 results and 2011 outlook are a direct result of the steps we have taken over the past 16 months, since Neil Mackay’s appointment as CEO, to simplify our corporate structure, improve financial performance, and position EMS to capitalize on the opportunities in our rapidly evolving marketplace. Since making these changes, EMS has outperformed its peers and the broader market by significant margins.
STRATEGIC REALIGNMENT DRIVING GROWTH AND PROFITABILITY
We entered 2011 with a steadfast commitment to continue the work we began in 2010 to further simplify our corporate structure. We are focusing EMS in two main business sectors to drive synergies and alignment across our businesses and to capture more opportunities in mobile connectivity markets. These business sectors are Global Resource Management, comprising our LXE and Global Tracking segments, and Aero Connectivity, comprising the Aviation and Defense & Space segments. These changes are expected to drive increased innovation and efficiency throughout our business units, aligning our R&D efforts and increasing coordination across our already strong sales networks, thus enabling us to capture additional market share and successfully enter new and rapidly evolving markets.
EMS has long been a leader in mobile connectivity, and our technology has been extremely successful in a highly competitive marketplace that includes much larger players. And now, with expanding markets and increasing technology synergies, there is a sharp increase in the potential for our businesses to coordinate their activities for even greater success. Today, our businesses enable mobile connectivity virtually anywhere in the world — indoors, outdoors, in the air, on land, and at sea, using specialized handsets, networking devices, radios, antennas and advanced components. Our product families utilize an impressive range of connectivity technologies, including GSM, GPRS, Bluetooth, Wi-Fi, GPS mapping, and RFID, as well as L, X, Ku, Ka and even higher frequency bands.
The growing level of synergies within our broad array of products and connectivity solutions has enabled us to expand into new markets and to open previously unavailable revenue streams in our current markets. LXE, for instance, has become an integral part of our broader growth plan for the company, because its technology portfolio, including rugged computers with wide-area radios, complements the satellite-tracking and application capabilities of EMS Global Tracking. By integrating these business units under Global Resource Management, we are enabling new end-to-end solutions for greater in-transit visibility for a wide variety of customers, and we expect to benefit from significant revenue-enhancing opportunities in 2011 and beyond.

A few of the successes that are a result of our focus on alignment and growth include:
•	We expanded our presence in the market for mobile resource management (“MRM”) through the successful 2010 launch of our popular MX9 rugged computer. With its wide-area radio capabilities, the MX9 exemplifies the growing list of new LXE products that will be capable of reaching new vertical markets beyond the warehouse. These new LXE products are being integrated with our Global Tracking or Aviation capabilities to win new business and expand solution sales.

•	We accelerated execution of the integration plan for our various aviation operations. The resulting higher level of integration has improved efficiency, reduced costs, and enhanced coordination of strategic and development initiatives. Our aviation group has become the provider of the core aero connectivity products used across virtually all current and future major commercial aircraft platforms (e.g., Boeing, Airbus, Bombardier).

•	Our Aviation and Defense & Space divisions are collaborating at the R&D level to develop broadband satellite products at the Ka-band, which will be one of the key technologies of next generation broadband services for the aeronautical sectors.
THE EMS BOARD IS COMMITTED TO ACTING IN THE BEST INTERESTS OF SHAREHOLDERS
Recently, you may have seen letters about EMS from MMI Investments, or its affiliate, Millbrook Capital Management (collectively, “MMI”). MMI is a hedge fund that has called for an immediate sale of EMS and/or its businesses. This hedge fund has nominated four people to our 10 person Board of Directors at EMS’s upcoming Annual Meeting. We oppose giving MMI such a dramatic say in your company.
The EMS board values open dialogue and input from all shareholders. We simply disagree with this hedge fund’s short term agenda — a self-serving agenda that we believe would short change the majority of our other shareholders.
EMS HAS A STRONG AND INDEPENDENT BOARD; FIVE NEW DIRECTORS IN 19 MONTHS
     We have a strong, independent and experienced Board. Three of our members are new in just the last 19 months and we are nominating two new, highly experienced nominees for election at our upcoming Annual Meeting: Richard A. Beyer and Russell G. Chew, both of whom have had accomplished careers in global tracking and aviation, respectively.
•	Richard A. Beyer is a veteran of the wireless data and vehicle tracking industries. For the past eight years he has served in senior positions at Trimble Navigation Limited and before that, TracerNET Corporation, a wireless tracking company acquired by Trimble. Mr. Beyer has also served as Division President of NEXIQ Technology Holdings and General Manager of Rockwell International, Collins Avionics Division.

•	Russell G. Chew, a highly respected commercial aviation executive, served as the President and Chief Operating Officer of JetBlue Airways Corporation from 2007 to 2009, Chief Operating Officer of the Federal Aviation Administration from 2003 until early 2007, and spent 18 years with American Airlines, most recently as Managing Director of Systems Operations Control.
MMI has criticized our Board for its government service and academic credentials, but our Board’s experience and expertise are highly relevant to our business and the markets we serve. For example, several of our directors have served as CEOs of companies in satellite communications, aerospace and defense. The government service of our directors has been at high levels of authority in national security and defense. Our directors also have exceptional domain experience in relevant technologies, including individuals with backgrounds such as a Managing Director of Technology and Flight Test at United Airlines, the director of NASA’s Gravity Probe-B spacecraft development project and integral member of NASA’s space program, and co-inventor of the Global Positioning System.
Our Board nominees are truly accomplished executives and experts in their fields, and they are fully committed to acting in your best interests. We urge you to support them at our upcoming Annual Meeting.
MMI DECLINED TO ALLOW EMS TO INTERVIEW ITS NOMINEES
In the interest of good corporate governance, we recently invited three of MMI’s director nominees to meet with our Governance Committee, which is an initial step in our standard candidate evaluation process. However, MMI refused to permit its nominees to meet with us unless we agreed to enter into “confidential settlement discussions,” which we believe are not in your best interests at this time. We believe MMI has a very short term agenda, and we believe we can create — and are creating — significantly more value for shareholders by pursuing our strategic plan at a time when demand for our products is increasing, as evidenced by our record-setting results last quarter.
Our Board regularly reviews EMS’s strategic position and alternatives available to the Company, with the assistance of our financial advisors. As a result, our Board has determined that executing on our strategic plan will generate the most value for our shareholders — far more than selling the Company now, especially at the beginning of an upturn in the global economy and in many of the markets we serve.
We are a widely acknowledged leader in our markets, and we compete very effectively with larger companies — as demonstrated by our key competitive advantage in line-fit positions on commercial aircraft platforms. In addition, we also believe that we have a unique niche in our markets, which means we sell to many best-in-class international corporations. Forcing a sale of the Company at this time could jeopardize relationships with many of our largest customers and significantly detract from the valuation the Company might achieve in a potential sale transaction.
We believe it is important to distinguish between constructive feedback from interested shareholders and potentially destructive short-sighted proposals
that lack a basic understanding of the evolving mobile connectivity space.
In our view, MMI and its principals are NOT concerned with generating long-term value at EMS; they want to force EMS into a quick sale of the Company and/or its businesses. We believe that such a course would deprive EMS shareholders of substantial future value.
We have the right plan in place to generate substantial shareholder value by driving growth and capturing significant share in the evolving mobile connectivity marketplace. We strongly urge you to reject MMI’s nominees by voting “FOR” EMS’s nominees using the enclosed WHITE proxy card.
PROTECT YOUR INVESTMENT; VOTE THE ENCLOSED WHITE CARD
FOR THE EMS BOARD OF DIRECTORS
WE URGE YOU TO THROW AWAY ANY GOLD PROXY CARDS SENT TO YOU BY MMI
The EMS Board unanimously recommends that you vote “FOR” the highly qualified slate of EMS directors named on the enclosed WHITE proxy card. The EMS Board also urges you to throw away any gold proxy card sent to you by MMI or its affiliates.

To vote “FOR” EMS’s nominees, shareholders should sign, date and return the WHITE proxy card as soon as it is received or vote via telephone or internet by following the instructions indicated on the WHITE proxy card.
Georgeson, Inc. is acting as EMS’s proxy solicitor. If you need any assistance or have any questions regarding how to vote, please call our proxy solicitor, Georgeson, Inc. at (800) 561-2871.
We sincerely appreciate the positive feedback we have received from shareholders, and thank you for your continued support.

Very truly yours,

Jack Mowell Chairman of the Board	Neil Mackay Chief Executive Officer

199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (800) 561-2871

Important Information
EMS Technologies, Inc. (the “Company”) filed a definitive Proxy Statement for the 2011 Annual Meeting of Shareholders with the Securities and Exchange Commission (the “SEC”) on March 23, 2011. Shareholders are urged to read the Proxy Statement, as well as other documents filed with the SEC, because they contain important information. The definitive Proxy Statement and other documents filed with the SEC concerning the Company are available free of charge at the Company’s website (www.ems-t.com) under the heading “Investor Relations”, at the SEC’s website (www.sec.gov), or by contacting the Company at (770) 729-6512.
The Company, its directors and certain of its officers and employees are participants in a solicitation of proxies in connection with the Company’s 2011 Annual Meeting of Shareholders. Information with respect to the identity of these participants in the solicitation and a description of their direct or indirect interest in the Company, by security holdings or otherwise, is contained in the definitive Proxy Statement filed with the SEC on March 23, 2011.
Forward-Looking Statements
Statements contained in this letter regarding the Company’s expectations for its financial results for 2011 and the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to, risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2010. Undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the Company’s management undertakes no obligation to update publicly any of them in light of new information or future events.

Non-GAAP Financial Measures
This letter contains information regarding our earnings per share, excluding impairment loss related charges and acquisition-related items (“Adjusted Earnings Per Share”, or “Adjusted EPS”) and earnings before interest expense, income taxes, depreciation and amortization and stock-based compensation and excluding impairment loss related charges and acquisition-related items (“Adjusted EBITDA”). The Company believes that earnings that are based on these non-GAAP financial measures provide useful information to investors, lenders and financial analysts because (i) these measures are more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of nonoperating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, such results provide a useful means of evaluating the success of the Company’s ongoing operating activities. Also, the Company uses this information, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Following is a reconciliation of our earnings per share to Adjusted Earnings Per Share, the non-GAAP financial measure that excludes impairment loss related charges and acquisition-related items for the year ended December 31, 2010 — unaudited):

As reported	$0.92
Impairment loss related charges	0.01
Acquisition-related items	0.04

As adjusted	$0.97

Following is a reconciliation of net earnings to Adjusted EBITDA for the three months and year ended December 31, 2010 (in millions — unaudited):

Three Months Ended December 31, 2010
Net earnings	$6.1
Income tax expense	—

Earnings before income taxes	6.1
Interest expense	0.4
Depreciation and amortization	5.1
Stock-based compensation	0.6

Adjusted EBITDA	$12.2

Year Ended December 31, 2010
Net earnings	$14.1
Income tax expense	1.8

Earnings before income taxes	15.9
Interest expense	1.9
Depreciation and amortization	19.5
Impairment loss on goodwill and related charges	0.4
Stock-based compensation	2.0
Acquisition-related items	0.6

Adjusted EBITDA	$40.3

We have not provided a quantitative reconciliation of projected Adjusted EBITDA or Adjusted Earnings Per Share for 2011. Not all of the information necessary for quantitative reconciliation is available to us at this time without unreasonable efforts; this is due primarily to variability and difficulty in making accurate detailed forecasts and projections. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.